Filed Pursuant to Rule 424(b)(5) Registration No. 333-141091

PROSPECTUS SUPPLEMENT (To Prospectus dated March 6, 2007)

14,402,000 American Depositary Shares
Representing 144,020,000 Ordinary Shares

Warrants to Purchase 5,760,800 American Depositary Shares
Representing 57,608,000 Ordinary Shares

We are offering up to 14,402,000 of our American Depositary Shares, or ADSs, and warrants to purchase up to 5,760,800 ADSs. Each ADS sold in this offering represents 10 of our ordinary shares. Each purchaser of ADSs will receive a warrant to purchase 0.40 ADSs, at an exercise price of US$1.65 per ADS, for each ADS it purchases in this offering. The ADS, together with the warrant, is described in this prospectus as a “unit.”  The ADSs and warrants to purchase ADSs will be sold at a negotiated price of US$1.25 per unit. Units will not be issued or certificated. We do not expect that the warrants will be listed for trading. This prospectus also covers the ADSs issuable upon exercise of the warrants. The ADSs and warrants to purchase ADSs are immediately separable and will be issued separately.

Our ADSs are quoted on the NASDAQ Global Market under the symbol “PSDV.” The last reported sale price of our ADSs on the NASDAQ Global Market on June 28, 2007 was US$1.51.

Our ordinary shares are listed on the Australian Stock Exchange under the symbol “PSD.” On June 28, 2007, the closing price of our ordinary shares on the Australian Stock Exchange was A$0.16, which was equivalent to a price of approximately US$1.35 per ADS based on the Federal Reserve Bank of New York noon buying exchange rate on that date of A$1.00 = US$0.8461. Our ordinary shares are also listed on the Frankfurt, Berlin, Munich and Stuttgart stock exchanges under the symbol “PSI” and on the OFEX International Market Service under the symbol “PSD.”

Investing in the units involves substantial risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 5 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

We have retained Cowen and Company, LLC and JMP Securities LLC to act as our placement agents in connection with this offering. We have agreed to pay the placement agents the placement agents’ fees set forth in the table below. We are offering the units on a best efforts basis primarily to institutional investors. The placement agents are not required to arrange for the sale of any specific number or dollar amount of units but will use reasonable efforts to arrange for the sale of all of the units offered hereby.

	Per Unit	Maximum Offering Amount
Public offering price	US$1.25	US$18,002,500
Placement agents’ fees(1)	US$0.09	US$1,260,175
Proceeds before expenses to us	US$1.16	US$16,742,325

We expect that the total offering expenses of this offering, excluding placement agents’ fees, will be approximately US$400,000 for all sales pursuant to this prospectus supplement. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agents’ fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. Pursuant to an escrow agreement among us, the placement agents and an escrow agent, a portion of the funds received in payment for the units sold in this offering will be wired to a non-interest bearing escrow account and held until we and the placement agents notify the escrow agent that the offering has closed, indicating the date on which the ADSs and warrants are to be delivered to the purchasers and the proceeds are to be delivered to us.

——————

(1)

See “Plan of Distribution” beginning on page S-28 of this prospectus supplement.

Cowen and Company	JMP Securities

June 29, 2007

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE BASE PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the units we are offering and also adds to, and updates information contained in, the accompanying base prospectus and the documents incorporated by reference into the accompanying base prospectus. The second part, the base prospectus, provides more general information. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying base prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

——————

You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying base prospectus. We have not authorized, and the placement agents have not authorized, anyone to provide you with information that is different or inconsistent with the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying base prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of our units. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find Additional Information.”

We are offering to sell, and seeking offers to buy, our units only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

References in this prospectus supplement to “pSivida,” “the Company,” “we,” “us,” “our” or similar terms refer to pSivida Limited, except as otherwise indicated. On December 30, 2005, we completed the acquisition of Control Delivery Systems, Inc., which was renamed pSivida Inc. We make reference to Control Delivery Systems as “CDS” or as “pSivida Inc.,” generally depending on whether such reference relates to that company before or after the acquisition. As of July 1, 2006, the NASDAQ National Market changed its name to the NASDAQ Global Market. References to the NASDAQ Global Market relating to periods before such date refer to the NASDAQ National Market.

In this prospectus supplement, we make reference to Australian Equivalents to International Financial Reporting Standards as “A-IFRS” and accounting principles generally accepted in the United States of America as “U.S. GAAP.” References to “A$” are to Australian dollars, and references to “US$” are to United States dollars. In our financial statements, references to “$” are to Australian dollars and references to “US$” are to United States dollars. On June 30, 2005, the Federal Reserve Bank of New York Noon Buying Rate was US$0.7618 = A$1.00, on June 30, 2006 such exchange rate was US$0.7423 = A$1.00, on December 29, 2006 such exchange rate was US$0.7884 = A$1.00 and on March 30, 2007 such exchange rate was US$0.8104 = A$1.00.

pSivida Limited is an Australian company existing pursuant to the Australian Corporations Act 2001 whose shares are listed on the Australian Stock Exchange, the NASDAQ Global Market, the Frankfurt Stock Exchange and London’s OFEX International Market Service. Our corporate headquarters are located at Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000, Australia, and our phone number is +61 (8) 9226 5099. Our offices in the United States are located at 400 Pleasant Street, Watertown, MA 02472, phone number (617) 926-5000. We also operate subsidiaries in the United Kingdom, Australia and the United States.

Our Business

pSivida is a global, bio-nanotechnology company focusing on the development of products utilizing our proprietary technologies for targeted and controlled drug delivery. We are developing three key technologies as follows:

•

Durasert

•

BioSilicon

•

CODRUG

The following are the key features, attributes and status of our three key technologies and associated product developments.

•

Durasert: This technology uses a drug core with one or more surrounding polymer layers. The drug permeates through the polymers into the body at a controlled and pre-determined rate for periods of up to three years in our approved products. We believe that this technology may allow delivery periods of up to 10 years. Two products based on this technology have been developed and approved by the U.S. Food and Drug Administration, or FDA: Vitrasert, for AIDS-associated cytomegalovirus infections of the eye, and Retisert, for uveitis. These two products are licensed to and marketed by Bausch & Lomb. A third product utilizing the technology, Medidur, is being developed in conjunction with Alimera Sciences and is in Phase III clinical trials for the treatment of diabetic macular edema, or DME. In April 2007, we announced an exclusive world-wide collaborative research and license agreement with Pfizer, Inc. for our controlled drug delivery technologies, including the portions of our Medidur technology which had not previously been licensed to Alimera, in ophthalmic applications. The technology may also be evaluated in the future for the delivery of proprietary therapeutics for non-ophthalmic disease indications. A subcategory of our Durasert technology is our biodegradable drug delivery device technology, which we identify under the Zanisert trademark.

•

BioSilicon: This technology uses nanostructured elemental silicon. This novel, porous material has been shown to be both biodegradable and biocompatible. For the delivery of therapeutics it has been shown to enhance dissolution and bioavailability of poorly soluble molecules and to provide controlled release. BrachySil, our lead BioSilicon application, is a targeted oncology product, which is presently in Phase II clinical trials for the treatment of pancreatic cancer. Oral and transdermal applications of BioSilicon are being evaluated by third parties. BioSilicon also has potential applications in diagnostics, nutraceuticals and food packaging.

•

CODRUG: Our third drug delivery technology, CODRUG, allows for the simultaneous release of two or more drugs at a controlled rate from the same product. It involves chemically linking two or more drugs together in such a manner that once administered in the body they separate into the original active drugs. A library of CODRUG compounds has been synthesized and Phase I clinical trials have been undertaken in post-surgical pain and two dermatological indications.

Our Strategy

Our commercialization strategy is to concentrate on internal product development, the licensing of the Durasert, BioSilicon and CODRUG technology platforms, and the generation and potential sale of non-core intellectual property.

The generation of value from our drug delivery technologies is being achieved through two core product development routes:

•

Development of our own products utilizing our proprietary technologies to produce new and improved versions of previously approved (generic) drug molecules and therapeutic agents, i.e., reformulated generics. These products are expected to be licensed out to development and marketing partners at an appropriate stage to maximize their value to us.

•

Establishment of drug delivery partnerships with pharmaceutical, medical device and biotechnology companies to develop novel and improved formulations of their proprietary drug molecules and therapeutics. The objective of these partnerships will be to generate value by licensing our drug delivery technologies for third parties’ specific drug molecules and applications.

Our Address and Phone Number

Our principal offices are located at Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000, Australia, and our telephone number is: +61 (8) 9226 5099. Our offices in the United States are located at 400 Pleasant Street, Watertown, MA 02472, phone number (617) 926-5000. Our website address is www.psivida.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

Vitrasert and Retisert are registered trademarks of Bausch & Lomb. BrachySil, Durasert, BioSilicon, CODRUG, Medidur and Zanisert are our trademarks.

The Offering

Aggregate number of units offered	14,402,000
ADSs	14,402,000
ADSs issuable upon exercise of warrants	5,760,800
Warrant terms	Exercisable upon issuance until the five-year anniversary of issuance at an exercise price per ADS equal to US$1.65.
Ordinary Shares (including Ordinary Shares Represented by ADSs) outstanding as of June 24, 2007	565,950,830
Ordinary Shares (including Ordinary Shares represented by ADSs) to be outstanding after this offering	709,970,830
Proceeds before expenses to us	US$16,742,325
Use of Proceeds	For general corporate purposes, including research and development and general and administrative costs. See “Use of Proceeds.”
Risk Factors

Investing in the units involves substantial risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 5 of the accompanying base prospectus for a discussion of the factors you should carefully consider before investing in our securities.

NASDAQ Global Market Symbol	PSDV
Australian Securities Exchange Symbol	PSD

Each unit offered consists of (i) one ADS, representing 10 ordinary shares, and (ii) one warrant to purchase 0.40 ADS, representing four ordinary shares. The number of ordinary shares (including ordinary shares represented by ADSs) to be outstanding after this offering is based on 565,950,830 shares outstanding as of June 24, 2007.

The number of ordinary shares to be outstanding after this offering excludes the ordinary shares represented by ADSs issuable upon exercise of the warrants offered pursuant to this prospectus and 288,040 ADSs (2,880,400 ordinary shares) issuable upon exercise of the placement agents’ warrants, as well as outstanding warrants and stock options representing the right to acquire 39,879,091 ADSs (398,790,907 ordinary shares) as of June 24, 2007 consisting of the following:

•

warrants to purchase the equivalent of 37,652,966 ADSs (376,529,663 ordinary shares); and

•

stock options to purchase the equivalent of 2,226,125 ADSs (22,261,244 ordinary shares).

The outstanding share numbers do not include an aggregate of 16,282,400 additional ordinary shares reserved for future issuance under our Employee Share Option Plan.

RISK FACTORS

Except for the historical information contained in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein or therein, this prospectus supplement and the accompanying base prospectus (and the information incorporated by reference in this prospectus supplement and the accompanying base prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” on page 5 of the accompanying base prospectus and those discussed in the section entitled “Risk Factors” in our most recent annual report on Form 20-F, as revised or supplemented by our most recent reports on Form 6-K, each of which are on file with the SEC and are incorporated herein by reference.

Investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the following risks, in addition to the other information contained in this prospectus supplement, the accompanying base prospectus and the documents and information incorporated by reference herein or therein before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition. In such an event, the market price of our ADSs could decline and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to Our Company and Our Business

Our ability to obtain additional capital is uncertain, and if we do not obtain it, we will not have the funding necessary to conduct our operations and develop our products.

We expect to require substantial additional capital resources in order to conduct our operations and develop our products. We had cash and cash equivalents of A$7.4 million (US$6.0 million) as of March 31, 2007, and we have used A$6.7 million (US$5.3 million) and A$6.0 million (US$4.6 million) for operating activities in the three months ended March 31, 2007 and December 31, 2006, respectively. For the period from April 1, 2007 through June 20, 2007, we: (i) consummated private placements of ordinary shares with aggregate net proceeds of approximately A$16.2 million (US$13.3 million); (ii) received A$1.8 million (US$1.5 million) of initial cash proceeds from the sale of our AION Diagnostics, Inc. subsidiary; (iii) redeemed in full our convertible promissory note to Sandell by a single payment of A$16.5 million (US$13.7 million); and (iv) redeemed in full our other convertible promissory notes for an aggregate amount of A$1.1 million (US$885,000). We had cash and cash equivalents of approximately A$3.3 million (US$2.8 million) as of June 20, 2007. Therefore, we will need to raise additional funds in the near term to continue to conduct our operations as we have been conducting them to date. The timing and degree of our future capital requirements will depend on many factors, including:

•

the amount of royalty and other revenue that we earn;

•

the success and continued activity under our collaborative research and licensing agreement with Pfizer;

•

the successful completion and timing of satisfaction of development milestones;

•

the magnitude and scope of, and continued scientific progress in, our research and development programs;

•

our ability to maintain and establish strategic arrangements for research, development, clinical testing, manufacturing and marketing;

•

the cost of operating as a public company under both Australian and U.S. law;

•

our progress with pre-clinical and clinical trials;

•

the time and costs involved in obtaining regulatory approvals; and

•

the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing our patents.

We will attempt to acquire additional funding through strategic collaborations, public or private equity financings, capital lease transactions or other financing sources that may be available. Additional financing may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves.

If sufficient capital is not available in the near term and in the longer term, we may not be able to fund our operations and may be required to suspend, curtail or terminate our operations or delay, reduce the scope of or eliminate one or more of our research and development programs.

We have a history of losses; we expect to continue to incur losses; and we may never become profitable.

pSivida was formed in 2000. As primarily a research and development company, we have incurred operating losses in every year of existence. Under A-IFRS (effective from July 1, 2004), we incurred a net loss of A$16.8 million (US$12.7 million) for the year ended June 30, 2005, a net loss of A$28.2 million (US$21.1 million) for the year ended June 30, 2006 and a net loss of A$100.7 million (US$76.9 million) for the six months ended December 31, 2006. As of December 31, 2006, we had an accumulated deficit under A-IFRS of A$157.7 million (US$124.5 million). We have not achieved profitability and expect to continue to incur net losses through at least 2010, and we may incur losses beyond that time, particularly if we are not successful in having Medidur or BrachySil approved and widely marketed by that time. Even if Medidur or BrachySil is approved and marketed at some point in 2010 or beyond, sales of Medidur or BrachySil, or any of our other marketed products, combined with royalty income and any other sources of revenue, may not be sufficient to result in profitability at that time or at any other time. The extent of our future losses and how long it may take for us to achieve profitability are uncertain.

On December 30, 2005, we acquired CDS, which had incurred net losses in each of its prior five fiscal years (ended December 31). As a result of the acquisition, we have been receiving royalties from sales of Vitrasert, CDS’ first commercial product. However, sales of Vitrasert have declined in each of the past four years and we do not expect that Vitrasert royalties will comprise a significant portion of our future revenue. Following regulatory approval for Retisert in April 2005, CDS entered into an advance royalty agreement with Bausch & Lomb in June 2005 pursuant to which CDS received US$3.0 million (A$3.9 million) in lieu of US$6.25 million (A$8.5 million) of Retisert royalties that otherwise would be payable under the license agreement. Subsequent to March 31, 2007, of the next US$5.3 million (A$6.5 million) of future royalties otherwise payable from the sales of Retisert, US$5.0 million (A$6.2 million) will be retained by Bausch & Lomb. We are unable to predict the future sales of Retisert by Bausch & Lomb and, as a result, we cannot predict when, if ever, Bausch & Lomb will have retained that amount of royalties and we will begin receiving full Retisert royalty payments.

If we do not obtain certain waivers or fail to maintain effective resale registration statements for our ADSs, then we may owe further penalties related to the inability of certain shareholders to sell ADSs. We may not have sufficient funds to pay such penalties.

In connection with our acquisition of CDS, we entered into an agreement to register with the SEC the resale of ADSs issued to CDS stockholders. We were required to complete that registration no later than June 28, 2006. Our agreement to register these ADSs required that we pay cash penalties equal to one percent of the number of such ADSs multiplied by the deemed value of such ADSs at the time of closing, or US$5.087 per ADS, for every 30-day period until the registration statement became effective and for certain periods during which the registration statement could not be used to sell ADSs. The registration statement was declared effective on September 29, 2006 and we filed additional information making it usable to effect sales on October 31, 2006. To date, we have not paid, or accrued for, any of these penalties, nor have such penalties been waived. We may not have sufficient funds to pay these penalties. If we are forced to do so, we may be required to suspend, curtail or terminate our operations or delay, reduce the scope of or eliminate one or more of our research and development programs, any of which could have a material adverse effect on our business.

Our failure or inability to maintain the effectiveness of any of our registration statements or to adequately update information in the related prospectuses may subject us to additional penalties. In addition, we may have other registration obligations with similar penalty provisions related to registration deadlines in connection with future financing activities.

Most of our products and planned products are based upon new and unproven technologies, and if we are unable to develop products from those technologies, we may not have sufficient revenue to continue our operations.

We are currently developing products based upon our Durasert, BioSilicon and CODRUG drug delivery systems for multiple applications across many sectors of healthcare, including controlled drug delivery and diagnostics. The successful development and market acceptance of our current products and potential product technologies is subject to many risks. These risks include the potential for ineffectiveness, lack of safety, unreliability, failure to receive necessary regulatory clearances or approvals and the emergence of superior or equivalent products, as well as the effect of changes in future general economic conditions. To date, we have developed two marketed products, Vitrasert and Retisert, which are based on our Durasert technology and have been approved by the FDA for treatment of two sight-threatening eye diseases. However, these technologies may prove useful in other products which would also be subject to many risks. Our failure to develop our current and future products could have a material adverse effect on our business, financial condition and results of operations. Further, BioSilicon is a new and unproven technology for which we have received no FDA approvals.

We rely heavily upon patents and trade secrets to protect our proprietary technologies. If we fail to protect our intellectual property or infringe on others’ technologies, our ability to market our products may suffer.

Protection of intellectual property rights is crucial to our business, since that is how we keep others from copying the innovations which are central to our existing and future products. Our success is dependent on whether we can obtain patents, defend our existing patents and operate without infringing on the proprietary rights of others. As of June 15, 2007, we had 99 patents and 317 pending patent applications, including patents and pending applications covering our Durasert, BioSilicon and CODRUG technologies. We expect to aggressively patent and protect our proprietary technologies. However, we cannot be sure that any additional patents will be issued to us as a result of our pending or future patent applications or that any of our patents will withstand challenges by others. In addition, we may not have sufficient funds to patent and protect our proprietary technologies to the extent that we would desire or at all. If we were determined to be infringing any third-party patent, we could be required to pay damages, alter our products or processes, obtain licenses, pay royalties or cease certain operations. We may not be able to obtain any required licenses on commercially favorable terms, if at all. Our failure to obtain a license for any technology that we may require to commercialize our products could have a material adverse effect on our business, financial condition and results of operations. In addition, many of the laws of foreign countries in which we intend to operate may treat the protection of proprietary rights differently from, and may not protect our proprietary rights to the same extent as, laws in Australia, the United States and Patent Co-operation Treaty countries.

Prior art may reduce the scope of protection of, or invalidate, our patents. Previously conducted research or published discoveries may prevent our patents from being granted, invalidate our issued patents or narrow the scope of any protection we have obtained. Reduction in scope of protection or invalidation of our licensed or owned patents, or our inability to obtain patents, may enable other companies to develop products that compete with our products and product candidates on the basis of the same or similar technology. As a result, our patents and those of our licensors may not provide any or sufficient protection against competitors.

While we have not been and we are not currently involved in any litigation over intellectual property, such litigation may be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights. We may also be sued by one or more third parties alleging that we infringe their intellectual property rights. Any intellectual property litigation would be likely to result in substantial costs to us and diversion of our efforts. If our competitors claim technology also claimed by us and if they prepare and file patent applications in the U.S., we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us and diversion of our efforts. Any such litigation or interference proceedings, regardless of the outcome, could be expensive and time consuming. Litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties and/or require us to cease using certain technologies and, consequently, could have a material adverse effect on our business, financial condition and results of operations.

We also rely on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees, and consultants. Any of these parties could breach these agreements and disclose our confidential information, or our competitors might learn of the information in some other way. If any material trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be materially harmed.

If we do not receive the necessary regulatory approvals, we will be unable to commercialize our products.

Our current and future activities are and will be subject to regulation by governmental authorities in the U.S., Europe, Singapore and other countries. Before we can manufacture, market and sell any of our products, we must first obtain approval from the FDA and/or foreign regulatory authorities. Generally, in order to obtain these approvals, pre-clinical studies and clinical trials must demonstrate that each of our products is safe for human use and effective for its targeted disease. Our proposed products are in various stages of pre-clinical and clinical testing. If clinical trials for any of these products are not successful, those products cannot be manufactured and sold and will not generate revenue from sales. Clinical trials for our product candidates may fail or be delayed by many factors, including the following:

•

our lack of sufficient funding to pursue trials rapidly or at all;

•

our inability to attract clinical investigators for trials;

•

our inability to recruit patients in sufficient numbers or at the expected rate;

•

adverse side effects;

•

failure of the trials to demonstrate a product’s safety or efficacy;

•

our failure to meet FDA or other regulatory agency requirements for clinical trial design or for demonstrating efficacy for a particular product;

•

our inability to follow patients adequately after treatment;

•

changes in the design or manufacture of a product;

•

our inability to manufacture sufficient quantities of materials for use in clinical trials; and

•

governmental or regulatory delays.

Results from pre-clinical testing and early clinical trials often do not accurately predict results of later clinical trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Data from pre-clinical studies, early clinical trials and interim periods in multi-year trials are preliminary and may change, and final data from pivotal trials for such products may differ significantly. Adverse side effects may develop that delay, limit or prevent the regulatory approval of products, or cause their regulatory approvals to be limited or even rescinded. Additional trials necessary for approval may not be undertaken or may ultimately fail to establish the safety and efficacy of proposed products. The FDA or other regulatory agencies may not approve proposed products for manufacture and sale.

In addition to testing, regulatory agencies impose various requirements on manufacturers and sellers of products under their jurisdiction, such as labeling, manufacturing practices, record keeping and reporting. Regulatory agencies may also require post-marketing testing and surveillance programs to monitor a product’s effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals.

At present, Vitrasert and Retisert are our only products that have been approved for sale in the U.S. for specific purposes. BrachySil and other product candidates utilizing BioSilicon have not been approved and their approval in the future remains uncertain. Any product approvals we achieve could also be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the product’s marketing approval.

Fast track status for Medidur may not actually lead to faster development, regulatory review or approval, and if approval is delayed, the future growth of our revenue that this product is expected to generate will also be delayed.

The FDA has granted fast track designation to Medidur for the treatment of diabetic macular edema, or DME. Although this designation makes this product eligible for expedited approval procedures, it does not ensure faster development, review or approval compared to the conventional FDA procedures. Further, the FDA may withdraw the fast track designation if it determines that the designation is no longer supported by emerging data from clinical trials or if it determines that the criteria for the designation is no longer satisfied.

We have a limited ability to develop and market our products ourselves. If we are unable to find marketing or commercialization partners, or our marketing or commercialization partners do not successfully develop or market our products, we may be unable to effectively develop and market our products on our own.

We presently have no marketing or sales staff. Achieving market acceptance for the use of our products will require extensive and substantial efforts by experienced personnel as well as expenditure of significant funds. We may not be able to establish sufficient capabilities necessary to achieve market penetration.

We intend to license and/or sell our products to companies who will be responsible in large part for sales, marketing and distribution. The amount and timing of resources which may be devoted to the performance of their contractual responsibilities by these licensees are not expected to be within our control. Further, these partners may not perform their obligations.

Our business strategy includes entering into collaborative arrangements for the development and commercialization of our product candidates. The curtailment or termination of any of these arrangements could adversely affect our business, our ability to develop and commercialize our products and proposed products and our ability to fund operations.

The success of these and future collaborative arrangements will depend heavily on the experience, resources, efforts and activities of our collaborators. Our collaborators have, and are expected to have, significant discretion in making these decisions. Risks that we face in connection with our collaboration strategy include the following:

•

our collaborative arrangements are, and are expected to be, subject to termination under various circumstances including, in some cases, on short notice and without cause;

•

we are required, and expect to be required, under our collaborative arrangements not to conduct specified types of research and development in the field that is the subject of the collaboration, limiting the areas of research and development that we can pursue;

•

our collaborators may develop and commercialize, either alone or with others, products that are similar to or competitive with our products;

•

our collaborators, consistent with other pharmaceutical and biotechnology companies that have historically acted similarly, may for a variety of reasons change the focus of their development and commercialization efforts or decrease or fail to increase spending related to our products, limiting the ability of our products to reach their potential; and

•

our collaborators may lack the funding or experience to develop and commercialize our products successfully or may otherwise fail to do so.

To the extent that we choose not to, or we are unable to, enter into future license agreements with marketing and sales partners, we may experience increased capital requirements to develop the ability to market and sell future products. We may not be able to market or sell our technology or future products independently in the absence of such agreements.

Our current licensees may terminate their agreements with us at any time, and if they do, we may not be able to effectively develop and sell our products.

Our licensees have rights of termination under our agreements with them. Exercise of termination rights by those parties may leave us temporarily or permanently without any marketing or sales resources, which may have an adverse effect on our business, financial condition and results of operations. Additionally, our interests may not continue to coincide with those of our partners, and our partners may develop independently or with third parties, products or technologies that could compete with our products. Further, disagreements over rights or technologies or other proprietary interests may occur.

We have exclusively licensed our controlled drug delivery technologies that are not otherwise licensed to third parties to Pfizer for all ophthalmic applications. Pfizer is funding research and further development and commercialization of products licensed under our agreement with them. Pfizer may terminate the agreement at any time and for any reason upon 60 days written notice. We have exclusively licensed our technology with respect to Vitrasert, Retisert and certain other ophthalmic uses to Bausch & Lomb, and with respect to Medidur for DME and certain other ophthalmic uses to Alimera Sciences. Bausch & Lomb is responsible for funding and managing the development and commercialization of all products licensed to them and can terminate its agreement with us at any time upon 90 days’ written notice. We are jointly funding with Alimera Sciences the development of products licensed under our agreement with them, and Alimera Sciences may terminate its agreement with us if we fail to make a development payment or may terminate the agreement with respect to a particular product if we abandon the product. Further, in the event that we fail to make development payments exceeding US$2.0 million (A$2.7 million) for a product, Alimera Sciences may complete the development using other funds and substantially reduce our economic interest in any sales of the developed product from a share of profits to a sales-based royalty. As of May 31, 2007, we had chosen not to make development payments to Alimera Sciences in an aggregate amount of approximately US$1.9 million (A$2.3 million).

Alimera Sciences was incorporated in June 2003 and has limited resources. Any of Pfizer, Bausch & Lomb or Alimera Sciences may decide not to continue with or commercialize any or all of the licensed products, change strategic focus, pursue alternative technologies, develop competing products or terminate their agreements with us. While both Pfizer and Bausch & Lomb have significant experience in the ophthalmic field and have substantial resources, there is no assurance as to whether, and to what extent, that experience and those resources will be devoted to our technologies. Because we do not currently have sufficient funding or internal capabilities to develop and commercialize these products and proposed products, decisions, actions, breach or termination of these agreements by Pfizer, Bausch & Lomb or Alimera Sciences could delay or stop the development or commercialization of Retisert, Medidur for DME or other of our products licensed to such entities.

If our competitors develop more effective products that receive regulatory approval before our products reach the market, our products could be rendered obsolete.

We are engaged in the rapidly evolving and competitive field of drug delivery. Our competitors include many major pharmaceutical companies and other biotechnology, drug delivery and medical products companies.

Many of our potential competitors have substantially greater financial, technological, research and development, marketing and personnel resources than us. Our competitors may succeed in developing alternate technologies and products that:

•

are more effective and easier to use;

•

are more economical than those which we have developed; or

•

would render our technologies and products obsolete and non-competitive.

These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals or clearances and manufacturing and marketing such products or technologies.

We believe that pharmaceutical, drug delivery and biotechnology companies, research organizations, governmental entities, universities, hospitals, other nonprofit organizations and individual scientists are seeking to develop the drugs, therapies, products, approaches or methods to treat our targeted diseases or their underlying causes. For many of our targeted diseases, competitors have alternate therapies that are already commercialized or are in various stages of development ranging from discovery to advanced clinical trials. Any of these drugs, therapies, products, approaches or methods may receive government approval or gain market acceptance more rapidly than our products and proposed products, may offer therapeutic or cost advantages or may cure our targeted diseases or their underlying causes completely, which could reduce demand for our products and proposed products and could render them noncompetitive or obsolete. For example, sales of Vitrasert for the treatment of cytomegalovirus, or CMV, retinitis, a disease which affects people with late-stage AIDS, have declined significantly, because of new treatments that delay the onset of late-stage AIDS.

Our competitive position is based upon our ability to:

•

create and maintain scientifically-advanced technology and proprietary products and processes;

•

attract and retain qualified personnel;

•

develop safe and efficacious products, alone or in collaboration with others;

•

obtain patent or other protection for our products and processes;

•

obtain required government approvals on a timely basis;

•

manufacture products on a cost-effective basis; and

•

successfully market products.

If we are not successful in meeting these goals, our business could be adversely affected.

If we expand our efforts beyond our core area of expertise and experience, then we may have to enter into collaboration agreements that limit the extent to which we can profit from our own technologies.

We plan to expand our focus outside of our initial areas of experience and expertise in order to broaden our product pipeline. This will require additional internal expertise or external collaborations in areas in which we currently do not have internal resources and expertise. Such expertise and collaborations may be difficult to obtain. We are currently focused on targeted controlled drug delivery specifically for ophthalmic applications, localized oncology and other controlled delivery mechanisms. We have started to expand our focus into the food industry and may plan to expand into other areas at a later time. In connection with the foregoing, we may enter into collaboration arrangements with others that may require us to relinquish rights to certain of our technologies or products that we would otherwise pursue independently. We may be unable to acquire the necessary expertise or enter into collaboration agreements on acceptable terms.

Problems associated with international business operations could affect our ability to manufacture and sell our products. If we encounter such problems, our costs could increase and our development of products could be delayed.

We currently maintain offices in Australia, the UK and the U.S. BrachySil is produced for us in Germany and the UK, and BioSilicon is produced in-house and by third-party contractors in the UK. We are conducting product trials in the UK and Singapore, we have research and development facilities in the UK and the U.S. and we intend to license and/or sell products in most major world healthcare markets. A number of risks are inherent in our international strategy. In order for us to license and manufacture our products, we must obtain country and jurisdiction-specific regulatory approvals or clearances to comply with regulations regarding safety and quality. We may not be able to obtain or maintain regulatory approvals or clearances in such countries, and we may be required to incur significant costs in obtaining or maintaining foreign regulatory approvals or clearances. In addition, our operations and revenues may be subject to a number of risks associated with foreign commerce, including the following:

•

managing foreign distributors;

•

staffing and managing foreign operations;

•

political and economic instability;

•

foreign currency exchange fluctuations;

•

foreign tax laws, tariffs and freight rates and charges;

•

timing and availability of export licenses;

•

inadequate protection of intellectual property rights in some countries; and

•

obtaining required governmental approvals.

If we encounter problems with product manufacturing, we could experience delays in product development and commercialization, which would adversely affect our future profitability.

Our ability to conduct timely pre-clinical and clinical research and development programs, obtain regulatory approvals, commercialize our product candidates and fulfill our contract manufacturing obligations to others will depend, in part, upon our ability to manufacture our products, either directly or through third parties, in accordance with FDA and other regulatory requirements. We currently have BioSilicon production capability at our facilities in the UK, which may be augmented where required by QinetiQ’s UK production facilities for use in internal and collaborative research. BrachySil is currently manufactured under contract, in accordance with applicable current good manufacturing practices, or cGMP, by Hosokawa Micron Group, Atomising Systems Ltd, HighForce Ltd and AEA Technology QSA GmbH. We currently manufacture clinical supplies pursuant to our agreement with Alimera Sciences and are obligated to manufacture all clinical supplies pursuant to our agreement with Pfizer.

We could experience delays in development or commercialization of our proposed products if we are unable to manufacture BioSilicon, BrachySil or other product candidates by ourselves, or to acquire BioSilicon, BrachySil or other product candidates from third parties, such as QinetiQ. We may not be able to manufacture our proposed products successfully or in a cost-effective manner at our own or third-party facilities. If we are unable to develop our own manufacturing facilities or to obtain or retain third-party manufacturing on acceptable terms, we may not be able to conduct certain future pre-clinical and clinical testing or to supply commercial quantities of our products.

We have licensed to Pfizer the exclusive rights to manufacture all controlled drug delivery products covered by its license agreement with us. We have licensed to Bausch & Lomb the exclusive rights to manufacture Vitrasert, Retisert and other products covered by its license agreement with us. We have licensed to Alimera Sciences the rights to manufacture Medidur for DME, if approved for marketing, and other products covered by its license agreement with us. Our current reliance on third-party manufacturers for some of our products entails risks, including:

•

the possibility that third parties may not comply with the FDA’s cGMP regulations, other regulatory requirements, and those of similar foreign regulatory bodies, and may not employ adequate quality assurance practices;

•

supply disruption, deterioration in product quality or breach of a manufacturing or license agreement by the third party because of factors beyond our control;

•

the possible termination or non-renewal of a manufacturing or licensing agreement with a third party at a time that is costly or inconvenient to us; and

•

our inability to identify or qualify an alternative manufacturer in a timely manner, even if contractually permitted to do so.

If third-party reimbursement and health care providers do not cover the cost of our products, market acceptance could be limited.

In both domestic and foreign markets, our ability to commercialize our products will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which they have not been granted regulatory approval. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

There have been a number of U.S. federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the U.S. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. Similar health care reforms may also be implemented outside of the U.S. We cannot predict the effect health care reforms may have on our business.

If we fail to retain some or all of our key personnel, our business could suffer.

We are dependent upon the principal members of our management, administrative and scientific staff. In addition, we believe that our future success in developing our products and achieving a competitive position will depend to a large extent on whether we can attract and retain additional qualified management and scientific personnel. There is strong competition for such personnel within the industry in which we operate and we may not be able to continue to attract such personnel either to Malvern in the UK or to Massachusetts, where much of our research and development is conducted. Further, the economic climate in Perth could make employee retention difficult there. As we do not have large numbers of employees and our products are unique and highly specialized, the loss of the services of one or more of the senior management or scientific staff, or the inability to attract and retain additional personnel and develop expertise as needed, could have a material adverse effect on our results of operations and financial condition.

If we are subject to product liability suits and do not have sufficient insurance to cover damages, our ability to fund research and development would be negatively impacted.

The testing, manufacturing, and future marketing and sale of the products utilizing our technologies involves risks that product liability claims may be asserted against us or our licensees. Our current clinical trial insurance may not be adequate or continue to be available, and we may be unable to obtain adequate product liability insurance on reasonable commercial terms, if at all. In the event clinical trial insurance is not adequate, our ability to continue with planned research and development in the relevant area could be negatively impacted.

We have experienced rapid changes in our business, and if we fail to effectively manage these changes, we may experience increased expenses.

As evidenced by our purchase of the remaining shares of pSiMedica in 2004 and our acquisition of CDS on December 30, 2005, our business is rapidly changing. See “Risks related to our recent acquisitions.”

We may be required to increase the number of our employees, and we may suffer if we do not manage and train our new employees effectively. Further, our efforts span various geographies. Continued operations in multiple locations may place significant strains on our managerial, financial and other resources. The rate of any future expansion, in combination with our complex technologies and products, may demand a level of managerial effectiveness in anticipating, planning, coordinating and meeting our operational needs which we may not be able to successfully provide.

In addition, if we make additional acquisitions or divestitures, we could encounter difficulties that harm our business. We may acquire companies, products or technologies that we believe to be complementary to our business. If we do so, we may have difficulty integrating the acquired personnel, operations, products or technologies. In addition, acquisitions may distract our management and employees and increase our expenses. See “Risks related to our recent acquisitions.” We may also sell businesses or assets as part of our strategy or if we receive offers from third parties. If we do so, we may sell an asset or business for less than its full value or may lose valuable opportunities attendant to such asset or business.

If we fail to comply with environmental laws and regulations, our ability to manufacture and commercialize products may be adversely affected.

Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations in the U.S. and abroad governing the use, manufacture, storage, handling and disposal of such materials and waste products. We could be subject to both criminal liability and civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts or harm our operating results.

Risks Related to Our Being Headquartered and Incorporated Outside of the United States

You may have difficulty in effecting service of legal process and enforcement of judgments against us or our management.

We are a public company limited by shares, registered and operating under the Australian Corporations Act 2001. Several of our directors and officers reside outside the U.S. Substantially all or a substantial portion of the assets of those persons are located outside the U.S. As a result, it may not be possible to effect service on such persons in the U.S. or to enforce, in foreign courts, judgments against such persons obtained in U.S. courts and predicated on the federal securities laws of the U.S. Furthermore, a large percentage of our directly owned assets are located outside the U.S., and, as such, any judgment obtained in the U.S. against us may not be collectible within the U.S. There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon U.S. federal or state securities laws, especially in the case of enforcement of judgments of U.S. courts where the defendant has not been properly served in Australia.

As a foreign private issuer, we do not have to provide you with the same information as would an issuer of securities based in the U.S.

Because we are a foreign private issuer within the meaning of the rules under the Securities Act of 1933, as amended, or Securities Act, and the Securities Exchange Act of 1934, as amended, or Exchange Act, we are exempt from certain provisions that are applicable to U.S. public companies, including:

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•

the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a registered security; and

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

Thus, you are not afforded the same protections or information which would be made available to you were you investing in a U.S. corporation with publicly-traded securities.

In accordance with the requirements of the Australian Stock Exchange, we disclose annual and semi-annual results. Until July 1, 2005, our results were presented in accordance with accounting principles generally accepted in Australia, or A-GAAP, and they are now presented in accordance with A-IFRS. Our annual results reported in the U.S. with the SEC include a reconciliation to U.S. GAAP. Our annual results are audited, and our semi-annual results undergo a review, by our independent auditors. Subject to certain exceptions, we are also required to immediately disclose to the ASX any information concerning us that a reasonable person would expect to have a material effect on the price or value of our shares. This would include matters such as:

•

any major new developments relating to our business which are not public knowledge and may lead to a substantial movement in our share price;

•

any changes in our board of directors;

•

any purchase or redemption by us of our own equity securities;

•

interests of directors in our shares or debentures; and

•

changes in our capital structure.

We are required to provide our semi-annual results, and other material information that we disclose in Australia or in the U.S., under the cover of Form 6-K. Nevertheless, this information is not the same and may not be as much information as would be made available to you were you investing in a U.S. corporation with publicly-traded securities.

If we lose our foreign private issuer status, we will incur additional expenses and our ability to access capital markets may be limited.

Pursuant to the applicable SEC rules, a foreign issuer with more than 50% of outstanding voting securities directly or indirectly owned of record by residents of the United States that satisfies any of the following criteria is deemed not to qualify as “foreign private issuer” within the meaning of U.S. securities laws: (i) the majority of the executive officers or directors of the issuer are U.S. citizens or residents; (ii) more than 50% of the issuer’s assets are located in the United States; or (iii) the issuer’s business is administered principally in the United States. As we satisfy one or more of these criteria, if more than 50% of our outstanding voting securities are directly or indirectly owned of record (as determined under the relevant SEC rules) by residents of the United States, we will lose our foreign private issuer status. We have determined that approximately 45% of our ordinary shares were held by U.S. residents prior to this offering. As part of this offering, our units will be offered in the United States. Any sales of our units to U.S. residents may increase the percentage of U.S. record holders of our ADSs under the relevant SEC rules. As a result, we may no longer qualify as a foreign private issuer upon completion of this offering or soon thereafter.

If we lose our foreign private issuer status, we will incur significant additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers. As a foreign private issuer, we are exempt from certain of the provisions of U.S. securities laws and Nasdaq listing requirements. For example, the U.S. proxy solicitation rules, Regulation FD and the Section 16 short swing profit rules, as well as certain Nasdaq corporate governance rules (including board independence requirements), do not apply to foreign private issuers. However, if we lose our status as a foreign private issuer, these regulations will immediately apply and we will also be required to commence reporting on forms required of U.S. companies, such as Forms l0-K, 10-Q and 8-K, rather than the forms currently available to us, such as Forms 20-F and 6-K. In addition, in such case the internal controls evaluations and attestations requirements described below under “If we fail to comply with internal controls evaluations and attestation requirements our stock price could be adversely affected” would immediately become fully applicable to us. If we lose our foreign private issuer status, we would also be subject to additional restrictions on offers and sales of securities outside the United States. Compliance with these additional securities laws, Nasdaq listing standards and internal controls evaluations and attestation requirements would be expensive and time-consuming, and may divert our resources and distract our management. These additional rules may also be inconsistent with, or directly contradict, Australian law and listing standards that are applicable to us as an Australian corporation traded on the Australian Stock Exchange. Further, to the extent that we were to offer or sell our securities outside of the United States, we would have to comply with the generally more restrictive Regulation S requirements that apply to U.S. companies, which could limit our ability to access the capital markets in the future.

If we do not appoint two Australia resident directors, we could be fined or deregistered under Australian law.

As an Australian incorporated public company, we are required by Australian law to have a minimum of two directors who ordinarily reside in Australia. Currently we are not complying with this requirement because we have no directors who are ordinarily resident in Australia. Although we are actively seeking to address the situation by appointing two Australia resident directors, we could be subject to regulatory action by the Australian corporate regulator, the Australian Securities and Investments Commission, or ASIC. It is possible that ASIC could fine us up to US$2,255 (A$2,750) and issue a compliance notice, requiring us to appoint two Australia resident directors within 6 months. If a compliance notice is issued, and we do not comply with it by the time specified, then ASIC could seek to have pSivida deregistered under Australian law with the consequence that the corporate entity would cease to exist and its property would be transferred to ASIC. Such a remedy would be unusual, however, in the case of a company that, like ours, is actively seeking to appoint the required number of Australia resident directors.

Risks Related to Our ADSs (Including ADSs Acquired as Part of the Units)

If we are a passive foreign investment company, holders of our units may suffer adverse tax consequences.

U.S. holders of our ADSs may experience unfavorable tax consequences if we are treated as a passive foreign investment company, or PFIC, under the U.S. Internal Revenue Code of 1986, as amended, for any year during which the U.S. holder owned our ADSs. In general, we are a PFIC for any taxable year if either (1) 75% or more of our gross income in the taxable year is passive income, or (2) 50% or more of the average value of our assets in the taxable year produces, or is held for the production of, passive income. We were likely a PFIC for the fiscal year ended June 30, 2005. For example, if a U.S. holder disposes of an ADS at a gain, and during any year of its holding period we were a PFIC, then such gain would be taxable as ordinary income and not as capital gain and would be subject to additional taxation based on the length of time the U.S. holder held such stock. Most of the tax consequences of our being a PFIC may be mitigated if the U.S. holder makes certain elections as described in Item 10.E of our Annual Report on Form 20-F under “U.S. Federal Income Tax Considerations.”

Holders of our ADSs may have limited rights relative to holders of our ordinary shares in certain circumstances.

The rights of holders of ADSs with respect to voting of ordinary shares and receiving certain distributions may be limited in certain respects by the deposit agreement entered into by us and Citibank, N.A. For example, although ADS holders are entitled under the deposit agreement, subject to any applicable provisions of Australian law and of our constitution, to instruct the depositary as to the exercise of their voting rights pertaining to the ordinary shares represented by the American Depositary Shares, and the depositary has agreed that it will vote the ordinary shares so represented in accordance with such instructions, ADS holders may not receive notices sent by the depositary in time to ensure that the depositary will vote the ordinary shares. This means that holders of ADSs may not be able to exercise their right to vote the ordinary shares underlying their ADSs. In addition, under the deposit agreement, the depositary has the right to restrict distributions to holders of the ADSs in the event that it is unlawful or impractical to make such distributions. We have no obligation to take any action to permit distributions to holders of our American Depositary Receipts, or ADRs. As a result, holders of ADRs may not receive distributions made by us.

Our stock price is volatile. If our trading volume fluctuates significantly, based on events both within and outside our control, you may have difficulty selling your ADSs.

Since December 2000, the price of our ordinary shares has ranged from A$0.09 to A$1.44 per share on the ASX, and since January 27, 2005, the price of our ADSs has ranged from US$1.36 to US$12.14 on the Nasdaq Global Market. The price of our ordinary shares and ADSs may be affected by developments directly affecting our business and by developments out of our control or unrelated to pSivida. The biotechnology sector in particular, and the stock market generally, are vulnerable to abrupt changes in investor sentiment. Prices of securities and trading volume of companies in the biotechnology industry, including ours, can swing dramatically in ways unrelated to or that bear a disproportionate relationship to, operating performance. Our ordinary share and ADS trading prices and volumes may fluctuate based on a number of factors including, but not limited to:

•

clinical trial results and other product and technological developments and innovations;

•

FDA and other governmental regulatory actions, receipt and timing of approvals of our proposed products, and any denials and withdrawals of approvals;

•

competitive factors including new product ideas and technologies, clinical trial results and approvals of competitive products in our markets;

•

advancements with respect to treatment of the diseases targeted by our proposed products;

•

developments relating to collaborative partners, including execution and termination of agreements, achievement of milestones and receipt of payments;

•

availability and cost of capital and our financial and operating results;

•

changes in reimbursement policies or other practices relating to our proposed products or the pharmaceutical industry generally;

•

meeting, exceeding or failing to meet analysts’ or investors’ expectations, and changes in evaluations and recommendations by securities analysts;

•

economic, industry and market conditions, changes or trends; and

•

other factors unrelated to us and the biotechnology industry.

In addition, low trading volume may increase the price volatility of our ADSs. Trading volume in our ordinary shares on other markets has not been historically high, and trading volume of our ADSs on the NASDAQ Global Market has also been low. Further, because each of our ADSs represents 10 of our ordinary shares, trading volume in our ADSs may be lower than that for our ordinary shares. A thin trading market could cause the price of our ADSs to fluctuate significantly more than the stock market as a whole. For example, trades involving a relatively small number of our ADSs may have a greater impact on the trading price for our ADSs than would be the case if their trading volume were higher. Accordingly, holders of our ADSs may not be able to liquidate a position in our ADSs in the desired time or at the desired price.

The fact that we do not expect to pay cash dividends may lead to decreased prices for our stock.

We have never paid a cash dividend on our ordinary shares and we do not anticipate paying any cash dividend. We intend to retain future cash earnings, if any, for reinvestment in the development and expansion of our business.

If the holders of our outstanding  warrants and stock options  exercise their warrants and options, your ownership may be diluted and our stock price may decline.

The issuance of our ordinary shares or ADSs upon exercise of the outstanding warrants and stock options, as well as the placement agents’ warrants issued in connection with this offering, would result in dilution to the interests of other holders of our ADSs and ordinary shares.

As of June 24, 2007, we had outstanding warrants and stock options representing the right to acquire 39,879,091 ADSs (398,790,907 ordinary shares), or approximately 70.5% of our total outstanding shares as of June 24, 2007, consisting of the following:

•

warrants to purchase the equivalent of 37,652,966 ADSs (376,529,663 ordinary shares); and

•

stock options to purchase the equivalent of 2,226,125 ADSs (22,261,244 ordinary shares).

The warrant exercise prices may also be adjusted under certain circumstances, including, among others, in the event we issue securities in a rights offering at a lower price than the exercise price, or in the event that we issue a share dividend or otherwise recapitalize our shares. Any such downward adjustment of the warrant exercise prices could result in a higher number of ADSs or ordinary shares being issued, resulting in further dilution to existing shareholders.

Future issuances and sales of our stock could dilute your ownership and cause our stock price to decline.

We intend to continue to finance our operations through the issuance of equity and convertible securities, if feasible, including by way of the public equity markets, private financings and debt. If we raise additional capital through the issuance of equity or securities convertible into equity, existing holders of our securities may experience dilution. Those securities may have rights, preferences or privileges senior to those of the holders of our ADSs and ordinary shares. Additional financing may not be available to us on favorable terms, and financing available at less favorable terms may lead to more substantial dilution of existing shareholders.

If we fail to comply with internal controls evaluations and attestation requirements our stock price could be adversely affected.

We are subject to U.S. securities laws, including the Sarbanes-Oxley Act of 2002, the Exchange Act and others and the rules and regulations adopted by the SEC pursuant to such acts. Based on our evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act, we have concluded that, as of June 30, 2006, our disclosure controls and procedures were ineffective in that we had insufficient accounting personnel who had sufficient knowledge and experience in U.S. GAAP and the SEC accounting requirements.

As a foreign private issuer, under Section 404 of the Sarbanes-Oxley Act and related regulations, we are required to perform an evaluation of our internal controls over financial reporting, including (1) management’s annual report on its assessment of the effectiveness of internal controls over financial reporting as at June 30, 2007 and (2) our independent registered public accounting firm’s annual audit of management’s assessment beginning as at June 30, 2008. If our foreign private issuer status were to have changed prior to June 30, 2007, the attestation requirement of our independent registered public accounting firm would be accelerated to cover the year ending June 30, 2007. We are in the early stages of the systems documentation and evaluation process. Combined with our initial testing of key internal controls during fiscal 2007 and the subsequent evaluation and testing by our independent registered public accounting firm commencing in fiscal 2008, we expect compliance with these requirements to be time-consuming and expensive. If we fail to complete the evaluation of our internal controls over financial reporting in time, if we identify material weaknesses in these internal controls or if our independent registered public accounting firm does not timely attest to our evaluation, we could be subject to regulatory scrutiny and decreased public confidence in our internal controls, which may adversely affect the market price of our stock.

Risks Related to Our Recent Acquisitions

The following risk factors relate to our acquisition of pSiMedica and our recent acquisition of CDS.

Our operating results could be adversely affected as a result of purchase accounting treatment, and the corresponding impact of amortization or impairment of other intangibles relating to the acquisitions, if the results of the combined company do not offset these additional expenses.

Under A-IFRS (effective from July 1, 2005), we accounted for the merger with CDS using the purchase method of accounting. Under purchase accounting, we recorded the market value of our ADSs, cash, other consideration issued in connection with the merger and direct transaction costs as the total cost of acquiring the business of CDS. We allocated that cost to the individual assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective estimated fair values. The amount we allocated to goodwill was A$30.4 million, the amount we allocated to patents was A$88.5 million and the amount we allocated to in-process research and development, or IPR&D, was A$34.3 million, giving rise to a deferred tax liability of approximately A$32.5 million net of deferred tax assets. Similarly, in connection with the purchase accounting for the prior step acquisitions of pSiMedica, we allocated approximately A$55 million to patents and licenses and approximately A$22 million to goodwill. Goodwill is not subject to amortization, but is subject to at least an annual impairment analysis, which may result in an impairment charge if the carrying value of the cash-generating unit to which goodwill has been allocated exceeds its fair value. Through December 31, 2006, the amount allocated to the CDS patents which cover Retisert has been amortized based upon a 12-year useful life following completion of the merger, or approximately A$7.4 million per fiscal year, and the amount allocated to the pSiMedica patents and licenses has been amortized based upon a 9-year useful life following the merger, or approximately A$6.2 million per fiscal year. Acquired IPR&D is subject to annual impairment analysis, which may result in a write-down of its carrying value. At such time, if any, that the project included in acquired IPR&D is successfully developed and available for commercial use, it will become subject to amortization over its then estimated useful life. As a result, purchase accounting treatment of the merger will increase our net loss or decrease our net income in the foreseeable future, which could have a material and adverse effect on the future market value of our ADSs.

During the six months ended December 31, 2006, our market capitalization decreased to a level significantly less than the carrying value of our net assets at that date. Also, during December 2006, in response to a need to conserve cash, we implemented certain cost reduction measures. One impact of these measures was a delay in the expected time period during which we believe certain BrachySil product candidates will be approved and begin generating sales. Additionally, during December 2006, our assessment of the probable level of future sales of our Retisert product decreased as a result of both information provided by a third party and the actual level of sales achieved during the six month period. Under both A-IFRS and U.S. GAAP, these represent triggering events that required us to evaluate the recoverability of our intangible assets, including goodwill. Under A-IFRS, we recorded an asset impairment charge related to our intangible assets of A$83.4 million, and did not record any impairment under U.S. GAAP (see footnotes 4 and 9(a) of U.S. GAAP-reconciled financial statements for the six months ended December 31, 2006 included in our report on Form 6-K filed with the SEC on April 2, 2007 and incorporated herein by reference). Subsequent to the asset impairment described above, annual amortization under A-IFRS for the remaining carrying value of Retisert will be approximately A$2.2 million (based on the December 31, 2006 exchange rate). Amortization of the remaining carrying value of the pSiMedica patents and licenses under A-IFRS will be A$699,000 per year based on a revised estimated remaining useful life of eleven years (based on the December 31, 2006 exchange rate).

If CDS’ former stockholders sell substantial amounts of ADSs, the market price of ADSs may decline.

The resale by former CDS stockholders of our ADSs after the merger could cause the market price of our ADSs to decline. In connection with the merger, we issued 16,104,779 ADSs. While those ADSs were not initially freely tradable, we have registered their resale for stockholders entering into the registration rights agreement. Those ADSs became freely tradable under U.S. securities laws as of October 31, 2006.

RECENT DEVELOPMENTS

On April 4, 2007, following a negotiation period that commenced on December 26, 2006, we announced an exclusive world-wide collaborative research and license agreement with Pfizer, Inc. for our controlled drug delivery technologies, including the Medidur technology, in ophthalmic applications. Under the terms of the agreement, Pfizer agreed to provide up to US$155 million (A$191 million) in development and sales related milestones. In addition to milestone payments, Pfizer will fund the cost of the joint research program. We have granted Pfizer an exclusive license to market all products developed as part of this research collaboration in ophthalmic applications, and Pfizer will pay us a royalty on net sales of those products. Pfizer may terminate the agreement on 60 days notice without cause. In connection with the research and license agreement, Pfizer also made an equity investment in pSivida by purchasing 22,483,748 ordinary shares for US$5.0 million (A$6.1 million).

On April 13, 2007, we announced the sale of 100% of the stock of our subsidiary, AION Diagnostics, Inc., to GEM Global Yield Fund, a portfolio management company. At the closing of the transaction on April 12, 2007, we received a cash payment of US$1.5 million (A$1.8 million) and a promissory note of US$1.5 million (A$1.8 million) due within one year.

As previously reported, in October of 2005, we entered into a license agreement with Beijing Med-Pharm (“BMP”). This license called for initial payments of US$750,000 from BMP to us, divided into two equal amounts of US$375,000, the first of which was paid upon execution and the second of which was due upon signing of a manufacturing and supply agreement. The initial US$375,000 payment was non-refundable, unless the manufacturing and supply agreement was not entered into within 90 days after signing of the license agreement (a date which had subsequently been, through mutual agreement, extended until April 30, 2007), in which case the license agreement would automatically terminate and the US$375,000 already paid to us would have to be returned. The manufacturing and supply agreement was not entered into by the extended date. We intend to negotiate an acceptable settlement of this matter. However, if we do not succeed, we may have to return the US$375,000 payment.

On May 16, 2007, we announced the closing of the amended and restated second amendment agreement with Sandell Asset Management Corp. (“Sandell”),  pursuant to which we (i) redeemed the remaining principal balance and accrued interest of the convertible note held by Sandell by a single payment of US$13.7 million (A$16.5 million), which also represented an excess payment made in consideration of our ability to redeem earlier than the terms of the note permitted; (ii) issued the previously agreed warrants to purchase 4.0 million ADSs with an exercise price of US$2.00 per ADS; and (iii) issued additional warrants to purchase 4.0 million ADSs with an exercise price of US$1.57 per ADS, 1.0 million ADSs with an exercise price of US$1.95 per ADS and 2,341,347 ADSs with an exercise price of US$1.21 per ADS, in each case with a term of five years. The note was repaid in accordance with the Pfizer agreement discussed above, pursuant to which the note was to be repaid prior to June 4, 2007. On May 15, 2007, we issued a 30-day irrevocable notice of redemption to the holders of our only other remaining convertible notes. On June 14, 2007 we paid an aggregate of US$885,000 (A$1.1 million) in full redemption of these convertible notes, as a result of which the Company has retired all of its debt.

Our Address and Phone Number

Our principal offices are located at Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000, Australia, and our telephone number is: +61 (8) 9226 5099. Our offices in the United States are located at 400 Pleasant Street, Watertown, MA 02472, phone number (617) 926-5000. Our website address is www.psivida.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

FORWARD-LOOKING STATEMENTS

The statements contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus include forward-looking statements, discuss our future expectations, contain projections of our results of operations or financial condition, discuss efficacy of our drug delivery technology and the final results of the clinical trials, relate to our ability to raise sufficient funds and to capitalize on our technology and intellectual property base or grow our business, our potential products and our partnerships and include other forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, or Securities Act. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “project,” “predicts,” “will likely result,” “is expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances).

You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. Various factors discussed in this prospectus supplement, including, but not limited to, all the risks discussed in “Risk Factors” may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and consider any forward-looking statements together with such risk factors.

Any forward-looking statement applies only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2006 and March 31, 2007, in accordance with A-IFRS. The “As of December 31, 2006” column should be read in conjunction with the financial statements and related notes that are incorporated by reference in this prospectus supplement and accompanying base prospectus. The “As of March 31, 2007 (As Adjusted)” column reflects the estimated effect on our capitalization and indebtedness of significant transactions for the period from April 1, 2007 through June 25, 2007 (as discussed in the footnotes below) as if those transactions occurred at March 31, 2007.

	As of December 31, 2006	As of March 31, 2007	As of March 31, 2007 (As Adjusted)
	Unaudited (In Australian Dollars)
Indebtedness
Short-term debt (secured, guaranteed)(1)(3)(7)	A$6,011,000	A$6,583,000	A$ —
Long-term debt (secured, guaranteed)(1)(3)(7)	4,712,000	5,134,000	—
Long-term debt (unsecured, unguaranteed)(2)(4)(8)	759,000	1,017,000	—
Total debt	11,482,000	12,734,000	—
Stockholders’ equity
Share capital(3)(4)(5)(6)	233,097,000	233,709,000	249,908,000
Reserves(7)	8,393,000	7,013,000	20,041,000
Deficit accumulated prior to development stage	(3,813,000)	(3,813,000)	(3,813,000)
Deficit accumulated during development stage(3)(4)(7)(8)	(153,857,000)	(171,613,000)	(177,750,000)
Total stockholders’ equity	83,820,000	65,296,000	88,386,000
Total capitalization and indebtedness in accordance with A-IFRS	A$95,302,000	A$78,030,000	A$88,386,000

(1)

The secured, guaranteed debt is recorded net of A$5,194,000 and A$3,710,000 of unamortized discount at December 31, 2006 and March 31, 2007, respectively, related to the compound embedded derivative and the freestanding warrants, which discount has been allocated proportionately between short-term and long-term debt.

(2)

The unsecured, unguaranteed debt is recorded net of A$7,111,000 and A$6,671,000 of unamortized discount at December 31, 2006 and March 31, 2007, respectively, related to the compound embedded derivative and debt issue costs.

(3)

In April 2007, a holder of the secured, guaranteed debt exercised its option to convert US$799,000 (A$1.0 million) in principal amount and US$1,000 (A$2,000) in interest on its secured, guaranteed debt into 493,828 ADSs (4,938,280 ordinary shares).

(4)

In April 2007, certain holders of the unsecured, unguaranteed debt exercised their options to convert US$5.4 million (A$6.6 million) in principal amount and US$4,000 (A$5,000) in interest on their unsecured, unguaranteed debt into 3,338,920 ADSs (33,389,200 ordinary shares).

(5)

On April 4, 2007, in connection with the consummation of a collaborative research and license agreement, the licensee purchased 22,483,748 ordinary shares at A$0.2735 per share for total proceeds of US$5.0 million (A$6.1 million).

(6)

On April 4, 2007, we issued 40,896,705 ordinary shares to U.S. and European investors at A$0.2695 per share (US$2.19 per ADS equivalent) for total proceeds of A$11.0 million (US$9.0 million) before costs. Each two ordinary shares were sold along with an option to purchase one additional share at an exercise price of A$0.2695, which expires four years after issuance. Included in the total ordinary shares issued was 13,630,128 ordinary shares purchased by the holder of the secured, guaranteed debt for A$3.7 million (US$3.0 million).

(7)

On May 15, 2007, we and the holder of the secured, guaranteed debt amended the second amendment agreement and completed the transactions contemplated thereby pursuant to which we (i) redeemed the remaining principal balance and accrued interest of the debt by a single payment of US$13.7 million (A$16.5 million), which also represented an excess payment made in consideration of our ability to redeem earlier than the terms of the note permitted; (ii) issued the previously agreed warrants to purchase 4.0 million ADSs with an exercise price of US$2.00 per ADS; and (iii) issued additional warrants to purchase 4.0 million ADSs with an exercise price of US$1.57 per ADS, 1.0 million ADSs with an exercise price of US$1.95 per ADS and 2,341,347 ADSs with an exercise price of US$1.21 per ADS, in each case with a term of five years.

(8)

On June 14, 2007, we redeemed the entire remaining balance of the unsecured, unguaranteed debt by payments of US$885,000 (A$1.1 million), representing 108% of the sum of the outstanding principal balance and accrued and unpaid interest thereon.

DILUTION

Our unaudited net negative tangible book value under A-IFRS as of March 31, 2007 was approximately US$(36.7) million, or US$(0.06) per ordinary share. Net negative tangible book value per ordinary share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of ordinary shares outstanding. After giving effect to the sale by us of the units offered in this offering at a price of US$1.25 per unit and after deducting the estimated placement agents’ fees and offering expenses payable by us, our net negative tangible book value as of March 31, 2007 would have been approximately US$(20.4) million, or US$(0.03) per ordinary share. This represents an immediate improvement (i.e., reduction) in the net negative tangible book value of US$0.03 per ordinary share to our existing shareholders and an immediate and substantial dilution in net tangible book value of US$0.16 per ordinary share to new investors. The following table illustrates this per ordinary share dilution:

Price per ordinary share to investors		US$0.13
Net tangible book value per ordinary share as of March 31, 2007	US$(0.06)
Increase per ordinary share attributable to new investment	US$0.03
Net tangible book value per ordinary share after this offering		US$(0.03)
Dilution per ordinary share to new investors		US$0.16

In the discussion and table above, we assume no exercise of the warrants offered pursuant to this prospectus supplement, no exercise of the placement agents’ warrants and no exercise of any outstanding warrants and options. The warrants and options outstanding prior to this offering represented the right to acquire 39,879,091 ADSs (398,790,907 ordinary shares) as of June 24, 2007, and consisted of the following:

•

warrants to purchase the equivalent of 37,652,966 ADSs (376,529,663 ordinary shares); and

•

stock options to purchase the equivalent of 2,226,125 ADSs (22,261,244 ordinary shares).

The numbers of outstanding shares above also exclude an aggregate of 16,282,400 additional ordinary shares reserved for future issuance under our Employee Share Option Plan.

To the extent that any of these outstanding convertible securities are exercised, there will be further dilution to new investors.

THE OFFERING

This prospectus supplement relates to the offer and sale by us during the period in which the registration statement containing this prospectus supplement is effective of up to 14,402,000 units, with each unit consisting of (i) one ADS, representing 10 ordinary shares, and (ii) one warrant to purchase 0.40 ADS, representing four ordinary shares. The units will be sold at a negotiated price of US$1.25 per unit. We do not expect that the warrants will be listed for trading. This prospectus supplement also covers the ADSs issuable upon exercise of the warrants. The units will not be issued or certificated. The ADSs and warrants to purchase ADSs are immediately separable and will be issued separately.

The units offered under this prospectus supplement may be sold pursuant to subscription agreements with investors, the terms of which will be subject to market condition negotiations between us, the placement agents and prospective investors. Please refer to “Plan of Distribution” and “Description of Securities” for further information.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the units that we are offering at a price of US$1.25 per unit will be approximately US$16.3 million, after deducting the estimated placement agents’ fees and offering expenses payable by us. We intend to use the net proceeds of this offering to fund general corporate purposes, including research and development and general and administrative costs. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of proceeds actually raised in this offering and the amount of cash generated by our operations.

PRICE HISTORY

Our ADSs are quoted on the NASDAQ Global Market under the symbol “PSDV,” and our ordinary shares are listed on the Australian Stock Exchange under the symbol “PSD.” The following table sets forth the high and low sale prices per our ADS as reported on the NASDAQ Global Market and per our ordinary share as reported by the Australian Stock Exchange for the periods indicated.

	ADS Price (NASDAQ Global Market)		Ordinary Share Price (Australian Stock Exchange)
	High	Low	High	Low
	(U.S. Dollars)		(Australian Dollars)
June 2007 (through June 28, 2007)	1.54	1.37	0.185	0.155
May 2007	1.80	1.39	0.205	0.155
April 2007	2.99	1.66	0.335	0.195
March 2007	2.10	1.58	0.295	0.205
February 2007	1.90	1.54	0.255	0.205
January 2007	1.99	1.54	0.295	0.200
December 2006	2.05	1.36	0.290	0.225

The last reported sale price of our ADSs on the NASDAQ Global Market on June 28, 2007 was US$1.51. On June 28, 2007, the closing price of our ordinary shares on the Australian Stock Exchange was A$0.16, equivalent to a price of approximately US$1.35 per ADS based on the Federal Reserve Bank of New York noon buying exchange rate on that date of A$1.00 = US$0.8461. We had 3,772 holders of record of our ordinary shares as of June 28, 2007.

PLAN OF DISTRIBUTION

We are offering our units through co-placement agents. Subject to the terms and conditions contained in the placement agent agreement, dated June 29, 2007, Cowen and Company, LLC and JMP Securities LLC have agreed to act as the placement agents for the sale of up to 14,402,000 of our units. The placement agents are not purchasing or selling any securities by this prospectus supplement or the accompanying base prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of securities, but have agreed to use their reasonable efforts to arrange for the sale of all 14,402,000 of our units.

The placement agent agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase our units, informing investors of the closing date. We currently anticipate that closing of the sale of 9,202,000 of our units will take place on or about July 5, 2007. An additional closing relating to the sale of 5,200,000 of our units to Pfizer Inc. will take place on or about July 13, 2007. Investors will also be informed of the date and manner in which they must transmit the purchase price for their units.

On the scheduled closing date, the following will occur:

•

we will receive funds in the amount of the aggregate purchase price; and

•

Cowen and Company, LLC and JMP Securities LLC will receive the placement agents’ fee in accordance with the terms of the placement agent agreement.

We will pay the placement agents a commission equal to 7% of the gross proceeds of the sale of our units in this offering. We may also reimburse the placement agents for certain fees and expenses related to the offering up to an amount not to exceed US$100,000. In no event will the total amount of compensation paid to the placement agents and other securities brokers and dealers upon completion of this offering exceed 8% of the maximum gross proceeds of the offering. The placement agents will not receive any commission with respect to the ADSs issuable upon exercise of the warrants. The estimated offering expenses payable by us, in addition to the placement agents’ fee of US$1,260,175, are approximately US$400,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the ADSs and the ordinary shares underlying the ADSs. After deducting certain fees due to the placement agents and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately US$16.3 million. In addition, we have agreed to issue the placement agents warrants to purchase in the aggregate a number of ADSs equal to 2% of the sum of the number of ADSs sold in this offering. Such placement agent warrants shall have an exercise price of $1.65 per ADS and may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or the ADSs issuable thereunder for a period of 180 days commencing on the closing of this offering. Pursuant to our engagement letter with Cowen and Company, LLC dated May 18, 2007, as amended, and provided that this offering closes, Cowen and Company, LLC, has a right of first offer during the term of the engagement and for a six month period thereafter to be engaged as financial advisor, lead managing underwriter or lead purchaser or placement agent, as the case may be, in connection with certain financial transactions that we may enter. We have a right to require Cowen and Company, LLC to waive their right of first offer for the payment of $100,000.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

We, and our directors and executive officers, have agreed to certain lock-up provisions with regard to future sales of our ADSs and ordinary shares for a period of ninety (90) days after the offering as set forth in the placement agent agreement.

The placement agent agreement is included as an exhibit to our Current Report on Form 6-K that will be filed with the SEC in connection with the consummation of this offering.

The depositary for our ADSs is Citibank, N.A., located at 388 Greenwich Street, New York, NY 10013.

Selling Restrictions

Australia. The units may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the units may be issued, and no draft or definitive product disclosure document, prospectus, offering memorandum, advertisement or other offering material may be distributed relating to, any units in the Commonwealth of Australia, its territories and possessions or to any resident of Australia except where disclosure to investors is not required under Chapter 6D or Part 7.9 of the Corporations Act 2001 (Commonwealth) or is otherwise in compliance with all applicable Australian laws and regulations.

United Kingdom. Each of the placement agents has represented and agreed that:

•

it has not made or will not make an offer of the units to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•

it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the units in, from or otherwise involving the United Kingdom.

Switzerland. The units will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area. In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive (each, a Relevant Member State), each placement agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the units to the public in that Relevant Member State prior to the publication of a prospectus in relation to the units that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the units to the public in that Relevant Member State at any time:

•

to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires the units under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each placement agent that:

•

it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•

in the case of any units acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the units acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative of the placement agents has been given to the offer or resale; or (2) where units have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those units to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this “European Economic Area” section, the expression an “offer of the units to the public” in relation to the units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the units to be offered so as to enable an investor to decide to purchase or subscribe for the units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Israel. This prospectus supplement does not constitute a prospectus approved by the Israeli Securities Authority. The units are being offered in Israel solely to investors in the categories listed in the annex to Israeli Securities Law and possibly to a limited number of other investors, in all cases under circumstances that do not constitute an “offering to the public” under Section 15 of the Israeli Securities Law. This prospectus supplement may not be reproduced or used for any other purpose or furnished to any other person other than those to whom copies have been sent.

Nothing in this prospectus supplement should be considered investment consulting as defined in the Investment Consulting, Investments Marketing and Portfolio Management Law – 1995.

MATERIAL CONTRACTS

Our Annual Report on Form 20-F for the year ended June 30, 2006, which is incorporated by reference into this prospectus, contains summaries of our material contracts for the two years immediately preceding June 30, 2006. Set out below are summaries of material contracts we have entered into since June 30, 2006.

Securities Purchase Agreement with Absolute Europe Catalyst Fund, Absolute Octane Fund and Australian IT Investments Ltd

On July 28, 2006, we entered into an agreement with Absolute Europe Catalyst Fund, Absolute Octane Fund and Australian IT Investments Ltd to purchase US$6.5 million (A$8.5 million) of subordinated convertible debentures convertible into our ADSs. We have subsequently redeemed these debentures, and issued to the investors warrants exercisable for our ADSs.

Castlerigg Warrants

On July 31, 2006, we granted Castlerigg a warrant to purchase 5.7 million ADSs exercisable for five years with an exercise price of US$1.80 per ADS.

Deed of Release with Gavin Rezos and Agreement with Viaticus Capital

On August 17, 2006, we entered into a deed of release between with Gavin Rezos, Aymon Pacific Pty Ltd and Viaticus Capital Pty Ltd in accordance with which Mr. Rezos resigned as our managing director, a position he held pursuant to an arrangement with us first on behalf of Aymon Pacific and subsequently on behalf of Viaticus Capital and for which he received a fee, and also resigned from all other directorships, offices and positions that he held with us and our subsidiaries.

Upon termination, Mr. Rezos entered into a consultancy agreement to provide services to us as an independent consultant. The term of the agreement began on August 1, 2006 and terminated on February 1, 2007. Mr. Rezos was paid A$329,000 as compensation for his services for the term. Mr. Rezos’s options continued to vest until February 1, 2007, upon which date any unvested options were forfeited.

Amended and Restated Registration Rights Agreement with Castlerigg

On September 14, 2006, we agreed with Castlerigg to extend the deadline for the registration statement required by the registration rights agreement to be declared effective by the SEC through October 15, 2006, with increased penalties if that deadline were missed. Our registration statement was declared effective on September 29, 2006. We were also released from the restrictions on future fundraising transactions contained in the note documentation. In addition, we agreed that upon certain registration events or issuance of Series B warrants, we will, upon request of certain warrant holders, register shares underlying specified warrants.

Agreements with Navigator Asset Management Limited, Absolute Octane Fund and Australian IT Investments Limited

On September 18, 2006, we entered into a consulting agreement with Navigator Asset Management Limited pursuant to which Navigator is obligated to provide certain consulting services to us for an aggregate consulting fee of US$750,000 and warrants to purchase 500,000 our ADSs at an exercise price of US$2.00 for a term of five years. Navigator has assigned and transferred the consulting fees and warrants to Absolute Octane Fund and Australian IT Investments Limited. Navigator has also assigned and transferred to Absolute Octane Fund and Australian IT Investments Limited its right to enter with us into a securities purchase agreement. Pursuant to the consulting agreement, we have agreed to include the shares issuable to Absolute Octane and Australian IT upon exercise of the warrants assigned to them under an existing registration rights agreement.

Securities Purchase Agreement between the Company, Australian IT Investments Limited, Absolute Octane Fund and Absolute European Catalyst Fund

On September 18, 2006, we entered into an agreement with Australian IT Investments Limited, Absolute Octane Fund and Absolute European Catalyst Fund, pursuant to which each of these investors purchased notes and warrants. While the notes have subsequently been redeemed, the investors continue to hold warrants exercisable for our ADSs as follows: Australian IT Investments Limited holds an aggregate number of warrants totaling 490,928; Absolute Octane Fund holds an aggregate number of warrants totaling 1,084,073; and Absolute European Catalyst Fund holds an aggregate number of warrants totaling 1,350,000.

Registration Rights Agreement with Australian IT Investments Limited, Absolute Octane Fund and Absolute European Catalyst Fund

On September 26, 2006, we entered into a registration rights agreement with Australian IT Investments Limited, Absolute Octane Fund and Absolute European Catalyst Fund, pursuant to which we have agreed to file the necessary registration forms with the SEC in connection with the September 18, 2006 securities purchase agreement described above upon defined registration events.

Collaborative Research and License Agreement with Pfizer Inc.

Effective April 4, 2007, we entered into an exclusive worldwide collaborative research and license agreement with Pfizer Inc. relating to our controlled drug delivery technologies. Under the terms of the agreement, we will receive up to US$155 million based on the reaching of development and sales milestones. In addition to milestone payments, Pfizer will fund the cost of a joint research program. Pfizer will have an exclusive license to market all products developed as part of this research collaboration in ophthalmic applications and will pay us a royalty on net sales of those products. Pfizer may terminate the agreement on 60 days’ notice without cause.

In accordance with the terms of the agreement, Pfizer invested US$5 million in our ordinary shares in April 2007, and agreed to invest an additional amount in our equity in the future, subject to certain conditions. This obligation will be fulfilled when Pfizer invests approximately US$6.5 million in this offering. Pfizer has no obligation to invest further in our equity.

DESCRIPTION OF SECURITIES

Units

Each unit offered pursuant to this prospectus supplement consists of (i) one ADS, representing 10 ordinary shares, and (ii) one warrant to purchase 0.40 ADS, representing four ordinary shares. Please see below for a description of each of the components of the units.

Warrants

Each purchaser of our units will receive a warrant to purchase 0.40 ADS, representing four ordinary shares. The warrants will be issued pursuant to one or more warrant agreements executed by us. Each warrant entitles the holder thereof to purchase 0.40 ADS at an exercise price per ADS equal to US$1.65. The warrants are exercisable in whole or in part immediately after issuance until the five-year anniversary of issuance. The warrants may be exercised by delivery to us of an exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price. Delivery of the original warrant in order to effect an exercise is not required.

On or before the second business day following the day we received the exercise notice appropriately completed and duly signed and cash payment of the exercise price, we will transmit an acknowledgment of confirmation of receipt of the notice and the exercise price. Subject to the terms and conditions of the warrant agreement, we will, on or before the fifth business day following the date on which we received the notice and the exercise price, if our depositary is participating in the

Depository Trust Company, or DTC, Fast Automated Securities Transfer Program, upon the request of the holder, credit the aggregate number of ADSs to which the holder is entitled to the holder’s balance account with DTC through its Deposit/Withdrawal At Custodian system or, if our depositary is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the exercise notice, a certificate for the number of ADSs to which the holder is entitled pursuant to such exercise. There will be no fractional ADSs issued. The number of ADSs to be issued will be rounded down and in lieu of any fractional ADSs to which the holder would otherwise be entitled we will make a cash payment to the holder. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

If we fail to timely issue the ADSs to which a holder is entitled upon the holder’s exercise of the warrant or fail to register the ADSs on its books or to credit the holder’s balance account with DTC within the time periods required in the warrant then we will be obligated to pay damages in an amount determined in accordance with the provisions of the warrant agreement. In addition, in case of our failure to take any steps necessary to cause the depositary to issue or register the ADSs, the holder may purchase (in an open market transaction or otherwise) ADSs, and we will be required to either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions) for the ADSs or (ii) promptly honor our obligation to take all steps necessary under the deposit agreement to cause the depositary to deliver to the holder a certificate or certificates representing such ADSs and pay cash to the holder in an amount determined in accordance with the warrant.

The exercise price and the number of ADSs purchasable upon exercise of warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events. Under the terms of the warrant agreements, we may not enter into certain corporate transactions unless specified conditions relating to the preservation of the rights of the holders of the warrants have been satisfied.

We will issue a cleansing statement under Australian law within two business days after issuance of any ADSs upon exercise of a warrant. If we are not able to issue that cleansing statement without disclosing certain confidential information, then we can delay issuing the shares for up to 15 days. The warrants contain other important terms and conditions, and you should review them carefully before investing in this offering.

ADSs and Ordinary Shares

For a full description of our ADSs and the underlying ordinary shares, please see the documents identified in the section “Incorporation by Reference.” As of June 24, 2007, 565,950,830 ordinary shares were issued and outstanding.

LEGAL MATTERS

The validity of the ordinary shares underlying the ADSs and the warrants will be passed upon by our Australian counsel, Blake Dawson Waldron, Level 32, Exchange Plaza, 2 The Esplanade, Perth, WA 6000, Australia. Ropes & Gray LLP, Boston, Massachusetts, is counsel for pSivida, and Thelen Reid Brown Raysman & Steiner LLP, New York, New York is counsel for the placement agents, in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 20-F for the year ended June 30, 2006 have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of CDS for the three year period ended December 31, 2004, included in pSivida Limited’s Form 6-K furnished to the SEC on December 22, 2005, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to the Placement Agent Agreement among us, Cowen and Company, LLC and JMP Securities LLC, we have agreed to indemnify each placement agent, its directors, officers, managers, members, employees, representatives and agents and any person who controls any placement agent against, among other things, any liability based upon any untrue statement of a material fact (or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading) contained in this prospectus, the registration statement of which this prospectus forms a part and certain other documents relating to this offering (including in any amendment or supplement to such documents or document incorporated by reference in such documents). The placement agents, in turn, have agreed, severally and not jointly, to indemnify us and our directors, officers and controlling persons against, among other things, any liability based on the above events or circumstances to the extent that the untrue statement or omission was made in reliance upon and in conformity with written information furnished to us by any placement agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPENSES

We will pay all expenses in connection with the registration and sale of the units. The estimated expenses of issuance and registration are set forth below.

SEC Registration Fees	US$	1,000
Depositary Fees	US$	100,000
Legal Fees and Expenses	US$	250,000
Accounting Fees and Expenses	US$	20,000
Miscellaneous (including printing expenses and EDGAR filing costs)	US$	29,000
Total	US$	400,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed with the SEC a registration statement on Form F-3 with respect to the securities offered hereby. This prospectus supplement does not contain all of the information included in the registration statement. Statements in this prospectus supplement concerning the provisions of any document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers, and we comply with those requirements by submitting reports to the SEC. Those reports or other information may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings and submissions also are available to the public on the SEC’s website at www.sec.gov. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file quarterly and current reports with the SEC, unlike

United States companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within six months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below:

•

Our Annual Report on Form 20-F for the fiscal year ended June 30, 2006 (File No. 000-51122), filed with the SEC on December 8, 2006;

•

The audited historical financial statements of CDS as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included in our report on Form 6-K (File No. 000-51122) furnished to the SEC on December 22, 2005;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on December 20, 2006;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on January 3, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on January 4, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on January 23, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on January 30, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on January 31, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on February 20, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on February 22, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on February 27, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on February 28, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on March 29, 2007;

•

Our report on Form 6-K (File No. 000-51122) filed with the SEC on April 2, 2007;

•

Our reports on Form 6-K (File No. 000-51122) furnished to the SEC on April 4, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on April 5, 2007;

•

Our reports on Form 6-K (File No. 000-51122) furnished to the SEC on April 13, 2007;

•

Our reports on Form 6-K (File No. 000-51122) furnished to the SEC on April 16, 2007;

•

Our reports on Form 6-K (File No. 000-51122) furnished to the SEC on April 17, 2007;

•

Our reports on Form 6-K (File No. 000-51122) furnished to the SEC on April 19, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on April 23, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on April 26, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on April 30, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on May 1, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on May 7, 2007;

•

Our reports on Form 6-K (File No. 000-51122) furnished to the SEC on May 16, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on May 18, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on June 19, 2007;

•

Our report on Form 6-K (File No. 000-51122) furnished to the SEC on June 28, 2007; and

•

The description of our securities and the description of our constitution contained in our Registration Statement on Form 20-F (File No. 000-51122), filed with the SEC on January 20, 2005 and any amendment or report filed for the purpose of updating any such description.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus supplement. Also, we may incorporate by reference our future reports on Form 6-K by stating in those forms that they are being incorporated by reference into this prospectus supplement.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. Reports we file with the SEC after the date of this prospectus supplement may also contain information that updates, modifies or is contrary to information in this prospectus supplement or in documents incorporated by reference in this prospectus supplement. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus supplement.

Requests for such documents should be directed to:

Lori Freedman, Esq.
Vice President, Corporate Affairs, General Counsel and Secretary
pSivida Limited
400 Pleasant Street
Watertown, MA 02472
Telephone: (617) 926-5000

You may also access the documents incorporated by reference in this prospectus supplement through our website www.psivida.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement or the registration statement of which it forms a part.

14,402,000 American Depositary Shares
Representing 144,020,000 Ordinary Shares

Warrants to Purchase 5,760,800 American Depositary Shares
Representing 57,608,000 Ordinary Shares

American Depositary Shares and Warrants
to Purchase American Depositary Shares

—————————————————————————————————————

PROSPECTUS SUPPLEMENT

—————————————————————————————————————

Cowen and Company

JMP Securities

June 29, 2007